Exhibit 5.2

FMS Wertmanagement

Prinzregentenstrasse 56

80538 München

Germany

December 20, 2016

Ladies and Gentlemen,

In connection with the registration statement on Schedule B (the “Registration Statement”) under Schedule B of the United States Securities Act of 1933, as amended (the “Act”), relating to debt securities (the “Securities”) of FMS Wertmanagement (“FMSW”), a wind-up institution organized under public law of the Federal Republic of Germany (the “Federal Republic”) and to the statutory guarantee of the German Financial Market Stabilization Fund (Finanzmarktstabilisierungsfonds, “SoFFin”)(the “Guarantee”), we, acting in our capacity as members of the legal department of FMSW, have examined such documents and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we are of the opinion that the Guarantee of SoFFin as set forth in Section 8a Para. 4 Sentence 1 No. 1b of the German Financial Market Stabilization Fund Act (Gesetz zur Errichtung eines Finanzmarktstabilisierungsfonds, “FMStFG”), constitutes a valid and legally binding obligation of the SoFFin, for which the Federal Republic of Germany (the “Federal Republic”) is directly liable pursuant to Section 5 second sentence of the FMStFG.

The foregoing opinion is limited to the laws of the Federal Republic, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have made no independent investigation of the laws of the United States of America or the State of New York and do not express or imply any opinion on such laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ DR. NICO ZACHERT	/s/ DR. RÜDIGER HANSEL
Dr. Nico Zachert	Dr. Rüdiger Hansel

(General Counsel)	(Legal Counsel)